                                                                                                                  EXHIBIT 11


                                        COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK


                                                                                Year Ended December 31,
                                                                  ----------------------------------------------------
                                                                             1999                 1998                  1997
                                                                         --------             --------              --------
                                                                         (In thousands, except per share data)
     Basic earnings per share:

       Net income                                                        $ 95,437             $481,834              $321,617
       Weighted average shares outstanding                                281,806              280,731               280,300
       Basic earnings per share                                             $0.34                $1.72                 $1.15

     Diluted earnings per share:
       Net income                                                         $95,437             $481,834              $321,617

       Minority interest in income of subsidiary trust,
         net of tax                                                           (A)               15,742                   807
                                                                         --------             --------              --------

       Net income, assuming conversion of all applicable
         securities                                                       $95,437             $497,576              $322,424
       Weighted average shares outstanding                                281,806              280,731               280,300
       Incremental common shares applicable to common
         stock options based on the average market price
         during the period                                                    (A)                1,287                   839

       Average common shares issuable assuming conversion
         of the Company-Obligated Mandatorily Redeemable
         Convertible Preferred Securities of a Subsidiary                     (A)                9,865                   514
         Trust                                                           --------             --------              --------

       Weighted average shares outstanding assuming full
         dilution                                                         281,806              291,883               281,653
       Diluted earnings per share, assuming conversion of
         all applicable securities                                          $0.34                $1.70                 $1.14


     Note A - Diluted earnings per share for the twelve months exclude the impact of "in-the-money" stock options and convertible preferred securities because they are anti-dilutive.












                                                             -89-